GENIUS PRODUCTS, INC.

                              PRODUCTION AGREEMENT

PRODUCTION AGREEMENT between Genius Products, Inc., a Nevada corporation ("COMPANY") and Richard Perry, ("Producer") dated as of May 3, 2000.

WHEREAS, Company wishes to engage Producer and Producer wishes to be engaged as an executive producer by Company, all on the terms and conditions set forth herein;

NOW THEREFORE, in consideration of the mutual covenants set forth below and for other good and valuable consideration, the adequacy and sufficiency is hereby acknowledged, the parties agree as follows:

1) POSITION AND TERM:

         a) Company hereby engages Producer for a period of two (2) years (the "TERM") unless otherwise terminated pursuant to Section 4, commencing on May 15, 2000 (the "EFFECTIVE DATE") as an executive producer to provide music recording and production services in connection with the development of CDs, cassettes and videos under the Baby Genius(TM) and other brand names. This Agreement may be automatically renewed on not less than sixty (60) days prior written notice to Producer on the same terms and conditions (except as provided in Section 5 a)) at the option of Company for two (2) additional years.

         b) Producer may not contractually bind Company without the prior consent of either the Chief Executive Officer or the President of Company.

         c) Producer shall render substantially all of his services in Los Angeles.

2) SERVICES:

         (a) In consideration of the compensation payable hereunder, Producer shall produce eight (8) master compact discs
                  (CDs)/cassettes and five (5) master music video tape recordings (collectively, "MASTERS") during the Term. Two (2) Master CDs and cassettes shall be Original CD Productions, and all five (5) Master music video tapes shall be Original Video Productions, and six (6) Master CD/cassettes recordings may be Licensed CD Productions.

                  i) "ORIGINAL CD PRODUCTION" means a Master disc or tape of all the material of which comprises new compositions composed by one or more artists approved by Producer and Company and produced and recorded by Producer, or an existing composition produced and re-recorded by Producer with one or more artists approved by Producer and Company. Producer shall use his best efforts to produce all such recordings in digital format.

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                  ii)      "LICENSED CD PRODUCTION" means a Master disc or tape
                           of all the material of which comprises existing compositions composed by one or more artists approved by Producer and Company, produced and recorded by any person other than Producer, and compiled by Producer.

                  iii) "ORIGINAL VIDEO PRODUCTION" means a Master video tape, DVD or CD-ROM, the music material of which comprises material that would qualify either for an Original CD Production or a Licensed CD Production, and the filmed material of which comprises new film footage filmed and produced by Producer with a director and one or more artists approved by Producer and Company. Producer shall use his best efforts to produce all such films in digital format.

                  iv) "PRODUCTS" means CDs, cassettes and video music tapes duplicated and manufactured by Company from Original CD Productions and Licensed CD Productions and Original Video Productions and Licensed Video Productions, for retail sales.

         (b) Producer's services shall include those customarily performed by CD and music video producers, including without limitation: suggesting material to record, suggesting actors and musicians, supervising rehearsals, performing both control room and studio work at recording sessions (for Original CD/Video Productions), editing, mixing and supervision of mastering. It is intended that the Masters shall be completed and delivered as soon as reasonably possible.

         (c) Recording and filming sessions for the Master shall be conducted by Producer at such times as Producer and Company shall designate. Each Master shall constitute compilations and recordings approved by Company. Producer shall render his services diligently and conscientiously and to the best of their ability until production of the Masters is completed. Producer shall deliver to Company the Masters in final form for the manufacturing and duplication of Products. Each original session CD/cassette and music video recording, and any part thereof, and each mother, master, or other derivative shall be delivered to Company to be kept available for Company and subject to Company's control at such place as Company shall designate.

         (d) The Company shall engage artist, musicians recording studios and other personnel or facilities required in order to produce the Masters hereunder. Producer shall deliver to Company within a reasonable period after execution of this Agreement a non-binding estimated budget for the costs of recording the Masters for the entire project (including all recording fees, royalties for any Licensed CD Production, and arranging fees which will exceed union scale and the recipients of such proceeds). No production of a Master may be commenced unless the Board of Directors, the Chief Executive Officer or the President has approved in writing the proposal and budget for such Master. The proposal and budget for a Master may only be amended in writing and approved by the Board of Directors, the Chief Executive Officer or the President. The total costs for recording each Master shall not exceed the amount approved by Company in the final budget furnished by Producer. If the total cost for any Master recording exceeds the final budget, the excess costs shall be recouped by Company from royalties otherwise payable hereunder.

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         (e)      Producer's services hereunder shall be non-exclusive. Producer shall have the right during their term hereof to produce recordings for any other person, firm or corporation, PROVIDED, HOWEVER, that any such activity does not delay, hinder or interfere with the timely completion and delivery of the Masters hereunder. Producer agrees that, during the three
                  (3) year period following delivery of all Masters to Company in accordance herewith, Producer will not produce any CDs, cassettes, videos, CD-ROMS or other music, film or video recordings by any performer embodying an arrangement of any selection embodied in the Masters of any original CD/Video Production.

         (f) Producer further covenants that at the time of delivery of each Master, there will be no claims, demands or actions pending or threatened with respect thereto of which Producer is, or reasonably should be aware.

         (g) Producer acknowledges that Company's business is to develop and publish music, video and other products of the highest quality, including recordings which stimulate the intellectual development, education and well-being of children from birth through the age of 12 and beyond, and which assist parents and families in their roles as parents and care-givers. Producer agrees that all Masters shall be consistent with the nature of Company's business and products.

         (h) Producer shall not work on any projects outside the course of his engagement hereunder that compete with music and video products for the intellectual development, education and well-being of children.

         (i) Producer shall report to either the Chief Executive Officer or the President of Company in connection with all matters regarding his services being rendered hereunder.

         (j) Producer shall permit Company to use his name, approved photograph, likeness and approved biographical information in connection with sales, marketing and advertising of Productions, subject to Producer's prior approval which shall not be unreasonably withheld. Company agrees to accord Producer credit on the back cover of all Productions on which Producer rendered services.

         (k) Producer represents and warrants that he is under no disability or prohibition, whether contractual or otherwise with respect to his right to execute this Agreement, to fully perform its terms and conditions, to furnish to Company his services hereunder and to grant to Company all rights herein granted.

3) INTELLECTUAL PROPERTY:

         a) All Masters made hereunder, all reproductions made therefor, the performances of Producer embodied herein, and the copyrights therein and thereto, shall (as between Company and Producer) be entirely Company's property at all stages during and from creation (other than existing copyrights relating to Licensed CD Productions and licensed music on Original Video Productions) free of any claims whatsoever by Producer or anyone claiming through or on behalf of Producer. Further, Producer hereby grants to Company all rights of every kind and character, whether now known or hereafter created, in and to the results and proceeds of Producer's services hereunder. Producer acknowledges and agrees that with respect to Original CD/Video Productions, Company (or its designee) is and, in so far as Producer is concerned, shall be the owner of all rights of copyright (excluding only copyright in licensed music on any Original Video Production) in and to the Masters relating


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                  thereto, and that Company shall be entitled to the exclusive right to the copyright of each Master, it being agreed that for this purpose Producer is deemed Company's employee-for hire such that Company may exercise all rights in the Masters as the author and copyright proprietor thereof. Without limiting the generality of the foregoing, Company may grant to its distributors the right to manufacture, advertise, sell, lease, license or otherwise exploit the Masters, or refrain therefrom, within their respective territories upon such terms as Company may decide. Producer acknowledges that Products manufactured pursuant to this Agreement may be released under any trademark, trade name or label designated by Company.

         b) Company's distributors shall each within their respective territory have the perpetual, non-exclusive, worldwide right to use and to permit others to use Producer's name and likeness and biographical material concerning him in connection with the sales and distribution of Masters produced hereunder and record made therefrom.

4) INDEMNITY:

         a) Each party agrees to indemnify and hold the other party and other party's successors, assigns, agents, distributors, licenses, officers, directors and employees harmless from and against any liability, damage, cost and expense (including reasonable attorney's fees) occasioned by or arising out of any third party claim, demand or action (collectively, a "CLAIM") arising out of or in connection with any breach of any covenant, representation, grant or warranty made or assumed by the indemnifying party hereunder which Claim results in a final adjudication or settlement. Upon being notified of any Claim, the indemnified party shall promptly notify the indemnifying party of such Claim. The indemnifying party may participate in the defense of the Claim, at its own expense, with counsel of its own choice, subject to the other party's approval which shall not be unreasonably withheld.

         b) Upon the making or filing of a Claim against Company, Company shall be entitled to withhold amounts payable to Producer under this Agreement PROVIDED that the total amount withheld is in an amount reasonably related to the amount of the Claim, unless Producer furnishes Company with a bond or similar instrument which is acceptable to Company. All amounts withheld by Company shall be deposited in an interest-bearing bank account. All amounts withheld by Company relating to a Claim shall be released to Producer if an action based on such Claim is not filed within one (1) year after Company has received written notice of such Claim.

5) ADVANCE ROYALTIES AND ROYALTIES:

         a) Subject to Producer's performance of all of his obligations hereunder, Company agrees to pay to Producer advance royalties of $85,000 over the Term, payable in twenty four (24) monthly installments of $3,541.67, with each installment payable on the first (1st) and fifteenth (15th) day of each calendar month, in arrears, except for the first payment hereunder being made on June 1, 2000 and the second payment being made on June 30, 2000. If Company elects to renew this Agreement for two (2) additional years under Section 1 a), Company will advance Producer royalties of $93,500 for the third year and $102,850 for the fourth year, on the same terms and conditions set forth herein.

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         b)       Company shall pay Producer net royalties based on 100% of the net sales of all Products, computed on the suggested retail list price of such Products (except as otherwise provided), as follows:

                  i) With respect to net sales of Products based on Original CD Productions and Original Video Productions manufactured, distributed and sold by Company and its distributors in the United States of America through normal retail channels, a net royalty of five (5%) percent on such net sales.

                  ii) With respect to net sales of Products based on Licensed CD Productions manufactured, distributed and sold by Company and its distributors in the United States of America through normal retail channels, a net royalty of four (4%) percent on such net sales.

                  iii) With respect to net sales of Products based on Original CD Productions and Original Video Productions manufactured, distributed and sold by Company or its distributors outside of the United States of America through normal retail channels, a royalty of four (4%) percent on such net sales.

                  iv) For purposes of sales outside of the United States, the suggested list price shall be the suggested retail list price of the Products fixed in such country, or in the absences of such price, that price which is customarily utilized in the respective industries for Products for such purposes in the country involved.

                  v) Net royalties on foreign net sales will be deemed earned only when amounts from net sales on which such net royalties are based are received by Company in the United States or credited to Company against an advance at the dollar equivalent of the rate of exchange at which Company is paid or credited against an advance, net of all applicable foreign taxes. The applicable rate of exchange shall be the rate of exchange at which Company is paid by its distributors. If Company does not receive payments in United States dollars in the United States as a result of the action of any governmental or other authority and Company accepts payment in a foreign currency, Company may deposit Producer's net royalties in such foreign currency to Producer's account (and at Producer's expense) in a depository selected by Producer. Such deposits of payments representing net royalties applicable hereto shall satisfy Company's obligations hereunder for the sales to which such net royalty payments are applicable.

                  vi) Net royalties applicable to net sales of Products sold direct at retail by Company via any internet site it publishes or direct mail or through a mail order operation shall be computed at one-half (1/2) of the royalty percentage rate set forth in (i),
                           (ii), or (iii), as the case may be, based upon the price to the consumer.

                  vii) Net royalties applicable to net sales of Products being sold at retail at 50% off Company's suggested retail price shall be computed at one-half (1/2) of the royalty percentage rate set forth in (i), (ii) or
                           (iii).

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                  viii)    No royalties shall be payable in respect of (1)
                           Products distributed by Company or its distributors as "samplers" at trade shows or for trade and marketing purposes; (2) Products distributed free (whether or not shipping and handling charges are payable), as special promotions either posted on Company's web sites, including www.babygenius.com, or advertised on television or radio; (3) Products distributed free in connection with membership drives for member programs operated by Company; (4) Products distributed for free or sold for less than seventy percent (70%) Company's or its distributors, listed wholesale list price to publishers, employees, video, CD and motion picture companies, radio and television stations and other customary recipients of free, discounted or promotional records which are not intended for resale; (5) Products sold by Company or its distributors at cost; directly; (6) distribution of Products directly or by third parties as premiums and (7) Products given away or shipped under sales programs on a "no-charge" or "freebie" basis, or sold for thirty percent (30%) or less of the wholesale list price to distributors, subdistributors, dealers and others as an inducement to purchase Products, whether or not such Products are intended for sale to third parties.

                  ix) Notwithstanding anything to the contrary contained herein, the following shall be excluded from the base against which the applicable royalty percentage rate is to be applied: (1) all sales, use, excise, transaction, value added taxes and other applicable domestic and international taxes included in the price, and (2) in the case of Products sold with special inserts or attachments, a packaging charge of ten percent (10%) of the suggested retail list price for such Products.

                  x) Company may at any time elect to utilize a different method of computing royalties from that specified above, in the event that the method by which Company is accounted to by its distributors is changed, PROVIDED that such method does not materially alter the net amounts due Producer.

                  xi) As used herein, "NET ROYALTIES" means Company's royalties earned by actual net sales of Products for which Company has been paid or received credit against an advance, less taxes withheld or charged and payments to any unions or guilds (or their trust funds). Sales by Company shall be deemed to have occurred during the accounting periods in which Company receives payments or credits therefor. "NET SALES" means the cumulative number of Products sold by Company or its distributors to independent third parties for which Company has been paid or received credit against an advance, less Products returned at any time for any reason, including at Company's request, and less all rebates, advertising allowances, free goods, credits, bad debts, credit card charge-backs, cancellations and exchanges. Prior to final determination thereof, Company may withhold a reasonable reserve against returns, such reserve to be established by Company in its reasonable discretion. Reserves shall not exceed forty percent (40%) of Products shipped in the first year of the Term and shall thereafter be based on the average percentage of returns received by Company in the previous 12 months, and each such reserve shall be liquidated not later than the delivery of the second accounting statement following the statement on which such reserve was established. Company agrees that in the United States Products which are returned shall be charged to Producer's account in the same royalty-bearing ratio such Products were originally credited to Producer's account.

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                  xii)     Notwithstanding anything to the contrary contained
                           herein, Producer shall not be entitled to receive any net royalties whatsoever with respect to net sales of Products prior to the recoupment by Company of any advance royalties paid to Producer under Section 5
                           a).

                  xiii) Within sixty (60) days after June 30 and December 31 of the first eighteen months during which Products are sold, Company will render a statement of accrued royalties earned under the Agreement during the preceding calendar half year, less all amounts chargeable against such royalties pursuant to the Agreement, including without limitation, all advance royalties paid under Section 5 a) through the date of such statement. Simultaneously with the rendering of its statement, Company will pay Producer the net amount, if any, shown to be due thereon, less any deductions or withholding required by law or any union guild rules or regulations. Notwithstanding the foregoing, only expenses, advances or other charges incurred during any particular semi-annual period may be charged during that or a subsequent period (e.g., a charge incurred on January 5 of a particular calendar year shall be reflected in the June 30 statement for that period and not for the December 31 statement for the preceding period). After the first eighteen months, statements will be rendered within sixty (60) days of each calendar quarter.

6) GRANT OF OPTIONS:

         a) On the Effective Date, Company will grant Producer options to acquire 25,000 shares of Company's common stock.

         b) In addition, for each 100,000 net sales of units of Products, Company will grant Producer on the last day of the calendar quarter in which such 100,000 net sales target has been reached, options to acquire 25,000 shares of Company's common stock.

         c) If prior to March 31, 2001, Company sells 500,000 net sales of units of Products based on Original CD Productions or Original Video Productions, Company shall grant Producer options for an additional 25,000 shares.

         d) The maximum number of shares for which Producer shall be granted options during their Term shall be 125,000, including the options for 25,000 shares to be granted on the Effective Date and all options that may be granted pursuant to subsections b) and c) above.

         e) The exercise price of all options granted to Producer hereunder shall be 1.20 times the average closing price of Company's shares in the twenty (20) consecutive trading days immediately preceding the date of grant.

         f) Producer shall not be entitled to exercise any options until after ninety (90) days following the date of grant of such options.

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         g)       Company shall give notice to Producer of its intent to
                  consummate a private placement of its shares and Producer shall be entitled to purchase shares in such placement subject to applicable federal and state securities laws.

         h) All shares underlying the options granted hereunder shall be restricted securities within the meaning of Rule 144 of the Securities Act of 1933, as amended.

         i) All shares issuable under any options granted hereunder shall either (1) be registered pursuant to a Form S-8 which shall be filed with the Securities Exchange Commission within ninety
                  (90) days from the date hereof or (2) shall be issuable pursuant to the options being exercised on a "cashless" basis.

7) TERMINATION.

         a) Company may terminate Producer's engagement upon not less than thirty (30) days prior written notice as a result of a material breach by Producer of his obligations hereunder, if such breach has not been cured within thirty (30) days of receipt of written notice from Company.

         b) Upon the termination of this Agreement for any reason, Producer shall deliver to Company all documents used by Producer in the course of Company's business and in Producer's possession or control, including but without limiting the foregoing, all price lists, mailing lists, customer, client or supplier lists, sales information, catalogues, diaries, log books, computer software and computer data.

8) PROPRIETARY AND CONFIDENTIAL INFORMATION:

         a) Producer acknowledges that he may receive information concerning Company's business, financial and technical plans and strategies, inventions, new products, services, customers and members, and technology (collectively "CONFIDENTIAL INFORMATION"). The terms and conditions set forth in this Agreement shall be Confidential Information. Producer acknowledges and agrees that all Confidential Information is of substantial value to Company, which value would be harmed if such information were disclosed to third parties. Producer agrees that he shall not use (except in the performance of his obligations under this Agreement) Confidential Information in any way for his own account or any account of any third party, nor disclose to any third party such Confidential Information. Producer may disclose Confidential Information to his agents and representatives who need to know such information, PROVIDED that such persons are bound by confidentiality obligations no less restrictive than the terms in this section. The obligations in this section shall survive the termination of this Agreement for a period of two (2) years. Confidential Information does not include any information that Producer can demonstrate by written records (a) was known to him prior to its disclosure hereunder by Company, (b) was independently developed by Producer, (c) is or becomes publicly known through no wrongful act of Producer, (d) has been rightfully received from a third party whom Producer has reasonable grounds to believe is authorized to make such disclosure without restriction, or (e) has been approved for public release by Company's prior written authorization. Confidential Information may be disclosed pursuant to applicable law, regulations or court order, PROVIDED that Producer provides prompt advance notice thereof to enable Company to seek a protective order or otherwise prevent such disclosure.

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         b)       Should Producer reveal or threaten to reveal any Confidential
                  Information, Company shall be entitled to an injunction restraining the Producer from disclosing same, or from rendering any services to any entity to whom such information has been or is threatened to be disclosed. The right to secure an injunction is not exclusive, and Company may pursue any other remedies it has against the Producer for a breach or threatened breach of this provision, including the recovery of damages from the Producer.

9) RESTRICTIVE COVENANT: Producer further agrees during and for one (1) year after the termination of this Agreement for any reason, whether for Producer's own account or for any other person or for any firm or company not to solicit, interfere with or endeavor to entice away from Company any employee of Company or any person, firm or company who at any time during the continuance of the employment shall have been a customer or client of Company.

10) GOVERNING LAW; JURISDICTION; VENUE. The Agreement will be interpreted, construed and enforced in all respects in accordance with the laws of the State of California, without regard to its conflicts of laws principles. Each party hereby irrevocably consents to the exclusive jurisdiction of the state and federal courts of Orange County of the State of California in connection with any action arising under this Agreement and waives all defenses regarding the inconvenience of such forum.

11) MISCELLANEOUS:

         a) INTEGRATION. This Agreement is the sole contract governing the relationship between Company or any predecessor of Company and Producer, and supersedes any and all prior agreements, letters of intent, correspondence, negotiations, discussions or understandings between Company or any predecessor of Company and the Producer.

         b) SEVERABILITY. If any provision of the Agreement is held invalid by a court with jurisdiction over the parties to the Agreement, (i) such provision will be deemed to be restated to reflect as nearly as possible the original intentions of the parties in accordance with applicable law and (ii) the remaining terms, provisions, covenants and restrictions of this Agreement will remain in full force and effect. If this Agreement is held invalid or cannot be enforced, then to the full extent permitted by law any prior agreement between Company (or any predecessor thereof) and the Producer shall be deemed reinstated as if this Agreement had not been executed.

         c) SUCCESSORS. Company's rights and obligations under this Agreement will inure to the benefit and be binding upon Company's successors and assignees.

         d) AMENDMENTS. This Agreement may be altered only by a written agreement signed by the party against whom enforcement of any waiver, change, modification, extension, or discharge is sought.

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         e)       NOTICES. Any notice, approval, request, authorization,
                  direction or other communication under this Agreement will be given in writing and will be deemed to have been delivered and given for all purposes (i) on the delivery date if delivered personally to the party to whom the same is directed; (iii) one business day after deposit with a commercial overnight carrier, with written verification of receipt; or (iii) five business days after the mailing date, whether or not actually received, if sent by U.S. mail, return receipt requested, postage and charges prepaid, or any other means of rapid mail delivery for which a receipt is available. All notices to Company will be effective if delivered to Company, 11250 El Camino Real, Suite 100, San Diego, CA 92130, attention:
                  President, or such other address specified by Company in writing. All notices to Producer will be effective if delivered to Producer's last residential address provided to Company by Producer with a copy to J. Eugene Salomon, Jr., Mitchell Silberberg & Knupp LLJ, Trident Center, 11377 West Olympic Boulevard, Los Angeles, CA 90054-1683.

         f) ASSIGNMENTS. Company will not assign this Agreement or any right, interest or benefit under this Agreement without the prior written consent of Producer. Producer may not assign this Agreement or any part thereof with Company's prior written consent except, however, that, after the completion of Producer's services hereunder, Producer may assign Producer's right to receive royalties hereunder.

         g) REMEDIES. Except where otherwise specified herein, the rights and remedies granted to a party under the Agreement are cumulative and in addition to, and not in lieu of, any other rights or remedies which the Party may possess at law or in equity.

         h) LIMITED EFFECT OF WAIVER BY COMPANY. Should Company waive breach of any provision of this Agreement by the Producer, such waiver will not operate or be construed as a waiver of further breach by the Producer.

         i) COUNTERPARTS. The Agreement may be executed in counterparts, each of which will be deemed an original and all of which together will constitute one and the same document.

IN WITNESS WHEREOF, both parties have signed this Production Agreement as of the date first above written.

GENIUS PRODUCTS, INC.


By:      /S/ Dorian Lowell
         ------------------------
Name:    Dorian Lowell
         President


PRODUCER


By:      /S/ Richard Perry
         ------------------------
Name:    Richard Perry

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                                    EXHIBIT A
                                    ---------

                                Estimated Budget

To be delivered by Producer within a reasonable period of time after the date hereof.

ORIGINAL CD PRODUCTIONS:
-----------------------

1.
2.

LICENSED CD PRODUCTIONS:
-----------------------

1.
2.
3.
4.
5.
6.

ORIGINAL VIDEO PRODUCTIONS:
--------------------------

1.
2.
3.
4.
5.



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